Exhibit 12.2

July 1, 2016

Cottonwood Multifamily REIT II, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, Utah 84121

Re:	Cottonwood Multifamily REIT II, Inc.

Ladies and Gentlemen:

This opinion is furnished in connection with the offering of shares of common stock (“Shares”) in Cottonwood Multifamily REIT II, Inc., a Maryland corporation (“Company”), which will be made pursuant to the Cottonwood Multifamily REIT II, Inc., Offering Circular (“Offering Circular”). We have acted as counsel to the Company in connection with the preparation of the Offering Circular and related documents.

Notwithstanding anything herein to the contrary, this opinion does not apply to the individual tax consequences of any taxpayer, and each taxpayer should consult with his or her own independent tax advisor with respect to the consequences of a purchase of Shares.

1.	Factual Examination.

1.1	Offering Circular and Related Documents. In the preparation of this opinion, we have examined the following documents, copies of which have been provided to you:

1.1.1	the Offering Circular;

1.1.2	the Charter of the Company, as filed with the State Department of Assessments and Taxation of Maryland;

1.1.3	the Bylaws of the Company;

1.1.4	the Limited Liability Company Agreement of CW Multifamily REIT II GP, LLC, a Delaware limited liability company (“General Partner”);

1.1.5	the Limited Partnership Agreement of Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership, as amended (“Operating Partnership”); and

1.1.6	a Certificate of the officers of the Company relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds a direct or indirect interest (the “Certificate”).

Cottonwood Multifamily REIT II, Inc.

July 1, 2016

1.2	Basis of Opinion; Assumptions. For purposes of this opinion:

1.2.1	We have (a) examined the documents referred to above and (b) discussed the matters set forth herein with you. Our opinion is based upon (i) our review of the organizational documents of the Company, the General Partner and the Operating Partnership described above, (ii) the Certificate, (iii) the statements and factual assumptions set forth in the Offering Circular and (iv) relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated under the Code, and current administrative rulings of the Internal Revenue Service (“IRS”) and judicial decisions.

1.2.2	We have assumed (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the conformity to authentic originals of all documents submitted to us as copies, (d) (i) that the documents reviewed and relied upon by us in preparing this opinion were duly authorized, executed and delivered by and on behalf of the parties thereto, (ii) that such documents are legal, valid and binding obligations of the parties, and (iii) that all of the obligations imposed by any such documents on the parties thereto have been, and will be, performed or satisfied in accordance with their terms in all respects material to the opinions expressed herein and (e) that there are no other documents, or any oral agreements or circumstances, that will or do in any way alter or vary the provisions of the documents referred to above.

1.2.3	We have assumed that the offering of shares of common stock in the Company (the “Offering”) will be made as provided in the Offering Circular, including the assumption that all purchasers of the Shares will (a) meet the Investor Suitability Requirements set out in the Offering Circular, (b) complete and execute the Subscription Agreement and (c) pay the subscription price.

1.2.4	We have assumed that (a) the Company will have at least 100 shareholders no later than (i) January 30, 2017, if the Company’s first taxable year as a REIT is the taxable year ending December 31, 2016, or (ii) January 30, 2018, if the Company’s first taxable year as a REIT is the taxable year ending December 31, 2017 (b) the Company will not be “closely held” within the meaning of Section 856(a)(6) of the Code and (c) the business and affairs of the Company, the General Partner and the Operating Partnership and their respective subsidiaries will be conducted as provided in the Offering Circular and in the organizational documents of the Company, the General Partner and the Operating Partnership listed above and in accordance with the law of the jurisdiction in which each such entity is formed.

Cottonwood Multifamily REIT II, Inc.

July 1, 2016

1.2.5	We have, with your consent, (a) relied upon the Certificate and (b) assumed that the factual matters contained therein are, and will continue to be, true without regard to any qualification as to knowledge, belief or intent. We note that any alteration of such facts may adversely affect our opinion.

2.	Opinion. On the basis of the foregoing, and subject to the qualifications and assumptions set forth below, in our capacity as counsel to the Company, we are of the opinion that as of the date hereof:

2.1	The Company’s organization and current and proposed method of operation should enable the Company to be taxed as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the Code, commencing with the Company’s taxable year ending December 31, 2016, which may be delayed by the Company’s board of directors until the taxable year ending December 31, 2017.

2.2	The description of the law and the legal conclusions contained in the Offering Circular under the caption “Material Federal Income Tax Considerations” are correct in all material aspects, and the discussion thereunder fairly summarizes the United States federal income tax considerations that are likely to be material to a holder of the Shares.

2.3	The Operating Partnership will be treated as a disregarded entity for United States federal income tax purposes; however, if the Operating Partnership admits additional partners it will be treated as a partnership for United States federal income tax purposes.

3.	Qualifications. In addition to the provisions of Section 1.2, our opinion above is subject to and limited by the following qualifications:

3.1	Our opinion in Section 2.1 regarding the qualification of the Company as a REIT depends upon the Company’s ability, through its actual operations, distribution levels, and diversity of ownership of its Shares, to meet the various qualification tests imposed by the Code, and our opinion implies no prediction as to those actual operating results. Further, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware.

3.2	A number of issues discussed in the Offering Circular, including issues on which we have expressed an opinion herein, have not been definitively resolved by statutes, regulations, rulings or judicial opinions. Accordingly, no assurances can be given that the conclusions expressed herein will be accepted by the IRS, or that, if those conclusions were contested, they would be sustained by a court, or that legislative changes or administrative pronouncements or court decisions may not be forthcoming that would significantly alter or modify the conclusions expressed herein.

Cottonwood Multifamily REIT II, Inc.

July 1, 2016

3.3	This opinion is based upon the Code as in effect as of the date of this opinion letter. There can be no assurance that legislative changes may not significantly alter the statutory basis for this opinion.

3.4	Our opinion relates only to matters of United States federal income tax law. There are a variety of state and local tax laws that could apply to the Company, the General Partner, the Operating Partnership and/or the purchasers of Shares, and our opinion does not purport to address the effect of any such laws.

3.5	We express no opinion on any matters other than those expressly set forth herein, and no opinion should be inferred as to any other matters.

3.6	Except as described herein, we have performed no due diligence and have made no efforts to verify the accuracy or genuineness of the documents and assumptions set forth above or the representations set forth in the Certificate. We will not review on a continuing basis the Company’s, the General Partner’s or the Operating Partnership’s compliance with such documents, assumptions, or representations. We are not undertaking any obligation to update this opinion letter at any time after the date hereof.

Cottonwood Multifamily REIT II, Inc.

July 1, 2016

This opinion is solely for your information and assistance and, other than as set out in the last sentence of this paragraph, may not be relied upon by any other person or for any other purposes, nor may it be quoted from or referred to, or copies delivered to any other person, without our prior, specific written consent. Our willingness to render the opinion set forth herein neither implies, nor should be viewed as implying, any approval or recommendation of an investment in the Company. You may discuss this opinion with any prospective investor, but only in connection with delivering to such person the full text of this opinion, together with the full text of the Offering Circular.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)